Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-267431

May 5, 2025

$1,250,000,000

$500,000,000 4.750% Notes due 2031 (the “2031 Notes”)

$750,000,000 5.250% Notes due 2035 (the “2035 Notes”)

FINAL TERM SHEET

May 5, 2025

Issuer:	Prologis, L.P.
Expected Ratings:*	A2 Stable (Moody’s) / A Stable (S&P)
Trade Date:	May 5, 2025
Settlement Date:**	May 7, 2025 (T+2)
Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BBVA Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Truist Securities, Inc.
Senior Co-Managers:	Academy Securities, Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Co-Managers:	Credit Agricole Securities (USA) Inc. Loop Capital Markets LLC Morgan Stanley & Co. LLC Regions Securities LLC Samuel A. Ramirez & Company, Inc. Standard Chartered Bank
	2031 Notes	2035 Notes
Principal Amount:	$500,000,000	$750,000,000

Maturity Date:	January 15, 2031	May 15, 2035
Coupon:	4.750% per annum, payable semi-annually	5.250% per annum, payable semi-annually
Interest Payment Dates:	January 15 and July 15, commencing January 15, 2026	May 15 and November 15, commencing November 15, 2025
Underwriting Discount:	0.35%	0.45%
Net Proceeds, Before Expenses, to Issuer:	$496,725,000	$738,510,000
Benchmark Treasury:	3.875% due April 30, 2030	4.625% due February 15, 2035
Benchmark Treasury Price / Yield:	99-20 / 3.959%	102-02+ / 4.361%
Spread to Benchmark Treasury:	+85 basis points	+103 basis points
Reoffer Yield:	4.809%	5.391%
Price to Public:	99.695% of the principal amount, plus accrued interest from May 7, 2025, if any	98.918% of the principal amount, plus accrued interest from May 7, 2025, if any
Optional Redemption:	Prior to December 15, 2030, (one month prior to their maturity), based on the Treasury Rate plus 15 basis points, or on or after December 15, 2030, at par.	Prior to February 15, 2035, (three months prior to their maturity), based on the Treasury Rate plus 20 basis points, or on or after February 15, 2035, at par.
CUSIP/ISIN:	74340X CQ2 / US74340XCQ25	74340X CR0 / US74340XCR08

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

* Note: A credit rating is not a recommendation to buy, sell or hold any securities and may be subject to revision or withdrawal at any time.

** Note: It is expected that delivery of the Notes will be made against payment therefor on or about May 7, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is more than one business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: BofA Securities, Inc. toll-free at (800) 294-1322, Goldman Sachs & Co. LLC toll-free at (866) 520-4056, J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.